EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 10, 1998 (except for Note 1 and the last paragraph of Note 3, which are as of May 14, 1998), relating to the financial statements of Workflow Management, Inc., which appears in the Information Statement/Prospectus constituting part of the Registration Statement on Form S-1 of Workflow Management, Inc. dated June 10, 1998. We also consent to the application of such report to the Financial Statement Schedule listed as
Exhibit 99.1 of the Form S-1 when such schedule is read in conjunction with the financial statements referred to in our report.




PRICE WATERHOUSE LLP

Minneapolis, Minnesota
June 25, 1998